As Filed With the Securities and Exchange Commission
on August 5, 2015
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900 Nashville, Tennessee 37201
(Address of Principal Executive Offices)
CAPITALMARK BANK & TRUST STOCK OPTION PLAN
(Full title of the plan)

M. Terry Turner Pinnacle Financial Partners, Inc. 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201 (615) 744-3700
(Name, Address, and Telephone Number of Registrant's agent for service)

Copy to:

D. Scott Holley, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $1.00 par value	858,143 shares	$13.34 ─ $25.00	$15,126,072.50	$1,757.65

(1) This Form S-8 is registering 858,143 shares of common stock, $1.00 par value per share (the "Common Stock") of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Registrant") representing the number of shares of Registrant Common Stock to be issued upon the exercise of stock options outstanding under the Amended and Restated CapitalMark Bank & Trust Stock Option Plan, after giving effect to the exchange ratio used in connection with the merger of CapitalMark Bank & Trust, a Tennessee state-chartered bank ("CapitalMark") with and into Pinnacle Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of the Registrant, of 0.50 shares of Registrant Common Stock for every share of CapitalMark common stock.

(2)                Pursuant to Rule 416(a) under the Securities Act, includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and is based on the actual exercise or grant price for those outstanding stock options and stock appreciation rights for which an exercise or grant price exists.

EXPLANATORY NOTE

This Form S-8 is registering 858,143 shares of common stock, $1.00 par value per share (the "Common Stock") of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Registrant") representing the number of shares of Registrant Common Stock to be issued upon the exercise of stock options outstanding under the Amended and Restated CapitalMark Bank & Trust Stock Option Plan (the "CMBT Plan"), after giving effect to the exchange ratio used in connection with the merger of CapitalMark Bank & Trust, a Tennessee state-chartered bank ("CapitalMark") with and into Pinnacle Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of the Registrant, of 0.50 shares of Registrant Common Stock for every share of CapitalMark common stock.

The Registrant previously registered 6,612,480 shares of Registrant Common Stock on Form S-4, Registration Statement No. 333-204658; $6,120 was previously paid in connection with the filing of Registration Statement No. 333-204658.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Form S-8 Registration Statement (the "Registration Statement") includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the CMBT Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.  The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.                          Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(2)	The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015;

(3)	The Registrant's Current Reports on Form 8-K filed January 27, 2015, February 5, 2015, April 8, 2015, April 27, 2015, April 29, 2015, June 18, 2015, July 6, 2015, July 27, 2015 and August 5, 2015; and

(4)	The description of the Registrant's Common Stock par value $1.00 per share contained in the Registrant's Registration Statement on Form 8-A/A filed with the Commission and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the accompanying prospectus.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

The Tennessee Business Corporation Act ("TCBA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, the person reasonably believed that the person's conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer's or director's duty of care to the corporation.

The Registrant's amended and restated charter, as amended, provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. The Registrant's bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that the Registrant will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes the Registrant with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that the Registrant will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to the Registrant's best interests and, in the case of a criminal action or proceeding, if the individual had no reasonable cause to believe his or her conduct was unlawful. The Registrant's board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

The Registrant's amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in its amended and restated charter, as amended, as discussed in the subsequent paragraph.

The Registrant's amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director's duty of loyalty to the Registrant or its shareholders;
•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or
•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

The Registrant's amended and restated charter, as amended, does not eliminate or limit the Registrant's right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the Registrant's bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify against such liability.

Item 7.                          Exemption from Registration Claimed.

None.

Item 8.                          Exhibits.

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.2	Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4	Amended and Restated CapitalMark Bank & Trust Stock Option Plan.

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of KPMG LLP.

23.2              Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

Item 9.                          Undertakings.

(a)            The Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on this 5th day of August, 2015.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints M. Terry Turner and Harold R. Carpenter and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert A. McCabe, Jr.	Chairman and Director	August 5, 2015
Robert A. McCabe, Jr.

/s/ M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2015
M. Terry Turner

/s/ Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2015
Harold R. Carpenter

Director
Sue G. Atkinson

/s/ H. Gordon Bone	Director	August 5, 2015
H. Gordon Bone

/s/ Charles E. Brock	Director	August 5, 2015
Charles E. Brock

/s/ Renda J. Burkhart	Director	August 5, 2015
Renda J. Burkhart

/s/ Gregory L. Burns	Director	August 5, 2015
Gregory L. Burns

/s/ Colleen Conway-Welch	Director	August 5, 2015
Colleen Conway-Welch

/s/ James C. Cope	Director	August 5, 2015
James C. Cope

/s/ Glenda Baskin Glover	Director	August 5, 2015
Glenda Baskin Glover

Director
William F. Hagerty

Director
William H. Huddleston, IV

/s/ Ed C. Loughry, Jr.	Director	August 5, 2015
Ed C. Loughry, Jr.

/s/ Gary L. Scott	Director	August 5, 2015
Gary L. Scott

/s/ Reese L. Smith, III	Director	August 5, 2015
Reese L. Smith, III

EXHIBIT INDEX

4.1	Amended and Restated Charter of Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).
4.2    Bylaws of Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, as filed with the Commission on April 27, 2015).

4.3    Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)

4.4	Amended and Restated CapitalMark Bank & Trust Stock Option Plan.
5.1	Opinion of Bass, Berry & Sims PLC.
23.1	Consent of KPMG LLP.
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the Registration Statement).